Exhibit 99.1

                     Baldwin Technology Q2 Net Income Up 75%

     SHELTON, Conn.--(BUSINESS WIRE)--Jan. 26, 2006--Baldwin Technology Company, Inc. (AMEX: BLD), a leading global manufacturer of press accessories and control equipment, announced today that net income for the second fiscal quarter ended December 31, 2005 rose 75% to $1,383,000, or $0.09 per diluted share, up from $788,000, or $0.05 per diluted share, from the comparable quarter last year. Currency translation negatively impacted quarterly net income by $208,000.
     Net sales for the quarter were $43,826,000, compared to $41,232,000 for the second quarter last year, an increase of more than 6%. However, excluding the unfavorable effects of currency translation of $3,524,000 in the quarter, sales would have increased by close to 15%.
     Net sales for the six months ended December 31, 2005 of $86,471,000 represented an increase of more than 6% from net sales of $81,229,000 for the six months ended December 31, 2004. Excluding the effects of currency translation, net sales grew by more than 11%. Year-to-date net income was $2,576,000, or $0.17 per diluted share, compared to $1,507,000, or $0.10 per diluted share, for the comparable six-month period in the prior year. The currency impact decreased year-to-date net income by $213,000.
     Backlog at the end of the quarter was $51,580,000, essentially flat when compared to the level at September 30, 2005, but up approximately 7% from the beginning of the fiscal year.
     Vijay C. Tharani, Vice President and CFO, commented, "Earnings improved significantly in comparison to the same quarter last year despite the loss of royalty income from expired patents. Our gross margin percentage improved by about 3% quarter over quarter, and our interest expense was less than half of the comparable quarter's figure of a year ago. I am particularly pleased with the strength of our top-line growth, which was approximately 15% excluding the effects of currency. In addition, our operating cash flows for the quarter were approximately $2,800,000."
     President and COO Karl S. Puehringer, said, "The second quarter results reflected another strong business performance by Baldwin Technology. Printing markets worldwide continued to see steady, stable growth. At the same time, however, market dynamics are driving a growing need in the industry to aggressively reduce costs and improve press productivity. This translates into more demand for the type of process automation that Baldwin Technology's products provide the market."
     Chairman and CEO Gerald A. Nathe added, "Our products and their benefits will be on display during the next several months at exhibitions such as Graphitec in France and IPEX in England as well as other shows in America and Asia. We remain optimistic about our business prospects, and we see additional opportunities in the global printing accessory and controls business."
     Baldwin will review its second quarter results and discuss its business outlook during a conference call today beginning at 11 a.m. EST. Call-in information is available on the company's website at http://www.baldwintech.com under the Investor Relations section. Interested investors are encouraged to log onto the website and either participate in the call or access the webcast and replay of the call.
     Participating in the call will be Baldwin Technology Chairman and CEO Gerald Nathe, President and COO Karl Puehringer and Vice President and CFO Vijay Tharani.

     About Baldwin

     Baldwin Technology Company, Inc. is a leading global manufacturer of press accessories and controls for the commercial and newspaper printing industries. Baldwin offers its customers a broad range of market-leading technologies, products and systems that enhance the quality of printed products and improve the economic and environmental efficiency of printing presses. Headquartered in Shelton, Ct., the company has sales and service centers, product development and manufacturing operations in the Americas, Asia and Europe. Baldwin's technology and products include cleaning systems, fluid management and ink control systems, web press protection systems and drying systems. For more information, visit http://www.baldwintech.com.

     Investors may contact Frank Hawkins or Julie Marshall at (305) 451-1888 or e-mail info@hawkassociates.com. For an online investment kit, visit http://www.hawkassociates.com. An investment profile about Baldwin Technology may be found at http://www.hawkassociates.com/baldwin/profile.htm.

     Cautionary Statement: This release may contain statements regarding expected future order, backlog and sales rates, operating margins and profitability or other statements, which may constitute "forward-looking" information as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and actual results may differ. See Exhibit 99 to the company's Form 10-K Report for the fiscal year ended June 30, 2005.


                   Baldwin Technology Company, Inc.
              Condensed Consolidated Statements of Income
           (Unaudited, in thousands, except per share data)

                                                       Quarter ended
                                                         December 31,
                                                     -----------------
                                                        2005     2004
                                                      -------  -------
Net sales                                            $43,826  $41,232
Cost of goods sold                                    29,040   28,525
                                                      -------  -------
Gross profit                                          14,786   12,707
Operating expenses                                    12,421   11,446
                                                      -------  -------
Operating income                                       2,365    1,261
Interest expense                                         249      571
Interest (income)                                        (33)     (30)
Other expense (income), net                               12     (626)
                                                      -------  -------
Income before income taxes                             2,137    1,346
Provision for income taxes                               754      558
                                                      -------  -------
Net income                                           $ 1,383  $   788
                                                      =======  =======
Net income per share - basic and diluted             $  0.09  $  0.05
                                                      =======  =======
Weighted average shares outstanding - basic           14,953   14,901
                                                      =======  =======
Weighted average shares outstanding - diluted         15,666   15,319
                                                      =======  =======

                                                     Six Months ended
                                                        December 31,
                                                     -----------------
                                                        2005     2004
                                                      -------  -------
Net sales                                            $86,471  $81,229
Cost of goods sold                                    57,629   56,431
                                                      -------  -------
Gross profit                                          28,842   24,798
Operating expenses                                    24,323   22,137
                                                      -------  -------
Operating income                                       4,519    2,661
Interest expense                                         547    1,523
Interest (income)                                        (61)     (53)
Other expense (income), net                             (121)  (1,393)
                                                      -------  -------
Income before income taxes                             4,154    2,584
Provision for income taxes                             1,578    1,077
                                                      -------  -------
Net income                                           $ 2,576  $ 1,507
                                                      =======  =======
Net income per share - basic and diluted             $  0.17  $  0.10
                                                      =======  =======
Weighted average shares outstanding - basic           14,983   14,887
                                                      =======  =======
Weighted average shares outstanding - diluted         15,570   15,335
                                                      =======  =======



                   Baldwin Technology Company, Inc.
                 Condensed Consolidated Balance Sheets
                       (In thousands, unaudited)

                                                   December   June 30,
                                                   31, 2005     2005
Current assets                                     --------   --------
Cash                                              $ 16,949   $ 15,443
Trade receivables                                   34,640     35,250
Inventories                                         21,878     22,755
Prepaid expenses and other                           3,656      3,548
                                                   --------   --------
Total current assets                                77,123     76,996
Property, plant and equipment, net                   3,201      3,415
Intangible assets                                   13,105     13,483
Other assets                                        14,978     15,457
                                                   --------   --------
Total assets                                       108,407    109,351
                                                   ========   ========

Current liabilities
 Loans payable                                    $  2,544   $  2,705
 Current portion of long-term debt                   1,251      1,033
 Other current liabilities                          44,802     47,759
                                                   --------   --------
Total current liabilities                           48,597     51,497
Long-term debt                                      11,940     12,223
Other long-term liabilities                          6,682      6,400
                                                   --------   --------
Total liabilities                                   67,219     70,120
                                                   --------   --------

Shareholders' equity                                41,188     39,231
                                                   --------   --------

Total liabilities and shareholders' equity         108,407    109,351
                                                   ========   ========


     CONTACT: Hawk Associates, Inc.
              Frank N. Hawkins, Jr. or Julie Marshall
              305-451-1888
              info@hawkassociates.com
              http://www.hawkassociates.com